Exhibit 99.1
Nextdoor Appoints Elisa Steele to Board of Directors

Ms. Steele brings a unique combination of C-level leadership, marketing, and public-company expertise to Nextdoor as it builds the essential neighborhood network

SAN FRANCISCO, July 10, 2024 — Nextdoor Holdings, Inc. (NYSE: KIND), the essential neighborhood network, is pleased to announce the appointment of technology industry pioneer Elisa Steele to its board of directors. Ms. Steele is a former CEO, CMO, and executive of several leading technology companies including Jive Software, Microsoft, Namely, Skype and Yahoo! She is an experienced public board director and serves on the board of directors of Amplitude (AMPL), Bumble (BMBL), JFrog (FROG), and Procore Technologies (PCOR).

Ms. Steele’s appointment follows the return of Nextdoor’s founder and CEO, Nirav Tolia, in March 2024. Since then, Nextdoor has revitalized its Board to include veteran technology executives Marissa Mayer, former CEO of Yahoo!, Niraj Shah, CEO, Co-Chairman and Co-Founder of Wayfair, and Robert Hohman, Co-Founder and Chairman of Glassdoor.

“Ms. Steele is a true industry visionary, with over 30 years of experience scaling multiple pioneering consumer technology brands,” said Nirav Tolia, Nextdoor’s CEO. “With a unique, successful track record delivering at both the CEO and CMO level, Ms. Steele’s differentiated perspective will help propel Nextdoor as we build the definitive internet service in local. We are thrilled to welcome Ms. Steele to Nextdoor’s board.”

“Nextdoor is committed to the transformative power of technology to build local, meaningful community relationships,” said Elisa Steele. “I’m passionate about leveraging my skills and experience to scale technology businesses. It’s an exciting time to join Nextdoor, as the company focuses on delivering a connected product experience that dramatically improves the quality of people’s lives.”

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its X handle (twitter.com/Nextdoor), and its LinkedIn Home Page (linkedin.com/company/nextdoor-com) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

About Elisa Steele

Ms. Steele currently serves on the board of directors of Amplitude (AMPL), Bumble (BMBL), JFrog (FROG), and Procore Technologies (PCOR). Ms. Steele previously served as a director and Chair of the board of directors of Namely, Inc., a human resources software company, from August 2017 to September 2022, and served as Chief Executive Officer from August 2018 to July 2019. Prior to joining Namely, Ms. Steele held various positions at Jive Software, Inc., a collaboration software company (acquired by Aurea Software, Inc.), including Chief Executive Officer and President from February 2015 to July 2017. Prior to joining Jive Software, Ms. Steele served as Chief Marketing Officer and Corporate Vice President, Consumer Apps & Services at Microsoft Corporation, a worldwide provider of software, services and solutions, and Chief Marketing Officer of Skype, an internet communications company. Ms. Steele has also held executive leadership positions at

Yahoo! Inc. and NetApp, Inc. Ms. Steele previously served as Chair of the board of directors of Cornerstone on Demand and as a director of Splunk (acquired by Cisco). Ms. Steele holds a B.S. in Business Administration from the University of New Hampshire and an M.B.A. from the Lam Family College of Business at San Francisco State University.

About Nextdoor

Nextdoor (NYSE: KIND) is the essential neighborhood network. Neighbors, businesses of all sizes, and public agencies in more than 335,000 neighborhoods across 11 countries turn to Nextdoor to connect to the neighborhoods that matter to them so that they can thrive. As a purpose-driven company, Nextdoor leverages innovative technology to cultivate a kinder world where everyone has a neighborhood they can rely on — both online and in the real world. Download the app or join the neighborhood at nextdoor.com.

For more information and assets, visit nextdoor.com/newsroom.

Contacts

Nextdoor Investor Relations:

John T. Williams
ir@nextdoor.com

Nextdoor Media Relations:

Kelsey Grady
Antonia Gray
press@nextdoor.com